May 17, 1999
HomeSide Lending, Inc.
7301 Baymeadows Way
Jacksonville, Florida 32256

Ladies and Gentlemen:

     We have acted as special counsel as to the laws of the State of New York in connection with the filing by HomeSide Lending, Inc. (the "Company") of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration pursuant to Rule 462(b) under the Securities Act (such registration statement, together with the earlier effective registration statement on Form S-3 (No. 333-45603) to which it relates is herein called the "Registration Statement") of $68,000,000 aggregate initial public offering price of its debt securities (the "Debt Securities"). The Debt Securities are to be issued pursuant to an indenture dated as of May 15, 1997 between the Company and The Bank of New York, as trustee (the "Indenture").


     We have examined such documents and records and made such investigation as we deemed appropriate or necessary, including examining the Registration Statement and the Indenture.

     Based upon the foregoing, subject to the limitations set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that, assuming the Company has duly authorized under the laws of the State of Florida the issuance of one or more series of the Debt Securities under the Indenture, when the terms of the Debt Securities being offered pursuant to the Registration Statement and their issue and sale have been duly established in conformity with the Indenture and in conformity with any applicable law or agreement or instrument then binding on the Company, and the Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute legal, valid and binding obligations of the Company subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws of general application relating to or affecting the enforcement of creditors' rights, (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

     This opinion is confined to and is given on the basis of the laws of the State of New York as they exist on the date hereof. In giving this opinion, we have, with your permission, relied as to matters of Florida law upon the opinion of Robert J. Jacobs, Executive Vice President, Secretary and General Counsel of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reliance by Hutchins, Wheeler & Dittmar, a Professional Corporation, on this opinion as to matters of New York law in rendering their opinion of even date herewith filed as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                               Very truly yours,

                                               /s/ Brown & Wood  LLP

                                                   Brown & Wood  LLP